Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1, for Sino Agro Food, Inc. of our report dated April 15, 2013 (except for note 35 to the financial statements, which is dated April 23, 2013), relating to the consolidated balance sheets of Sino Agro Food, Inc. and its subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period then ended. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah
December 24, 2013